Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-248474) on Form S-1, the Registration Statement (No. 333-250099) on Form S-3, and the Registration Statement (No. 333-234128) on Form S-8 of Frequency Therapeutics, Inc. of our report dated March 10, 2023, relating to the consolidated financial statements, of Frequency Therapeutics, Inc., appearing in this Annual Report on Form 10-K of Frequency Therapeutics, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Boston, Massachusetts

March 10, 2023